CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 17, 2003, relating to the consolidated financial statements which appears in the EP MedSystems, Inc. Annual Report on Form 10-KSB for the year ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP
Florham Park, New Jersey
March 28, 2003